EXHIBIT 7. SELECTED RATIOS’ CALCULATION

EXHIBIT 7. SELECTED RATIOS’ CALCULATION	INDEX	Dec-2011	Dec-2010	Dec-2009	Dec-2008	Dec-2007
		(In million of COP )
Net interest income	(1)	3,903,588	3,389,059	3,802,282	3,560,402	2,808,318
Total Interest Earning Assets	(2)	63,290,028	53,096,650	52,686,295	46,583,698	36,994,871
Total Average Assets	(3)	75,759,824	63,355,081	62,629,596	55,121,514	43,194,923
Total Average Stockholders’ Equity	(4)	8,228,194	7,287,936	6,416,312	5,450,543	4,160,130
Operating Expenses	(5)	3,606,348	3,098,479	2,895,145	2,639,997	2,271,418
Net Income	(6)	1,663,894	1,436,494	1,256,850	1,290,643	1,086,923
Total Assets	(7)	85,463,020	68,095,156	61,864,365	61,783,079	52,151,649
Net Operating, Income	(8)	6,263,409	5,505,029	5,689,231	5,524,486	4,318,447
Total Stockholders’ Equity	(9)	8,993,360	7,947,140	7,032,829	6,116,845	5,199,270
Loans	(10)	61,388,428	48,601,090	42,041,974	40,373,850	37,702,624
Non-Performing Loans	(11)	930,540	928,759	1,027,712	950,629	666,368
Allowance for Loans and Accrued Interest Losses	(12)	2,856,226	2,548,165	2,477,604	2,134,360	1,490,454
Loans Classified as “C”, “D” y “E”	(13)	2,347,201	2,098,105	2,149,685	1,775,642	1,170,099
Technical Capital	(14)	9,675,140	9,017,449	7,286,296	6,245,624	5,908,317
Risk Weighted Assets included Market Risk	(15)	77,651,097	61,449,661	55,084,655	55,542,485	46,628,036

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) / (2)	6.17%	6.38%	7.22%	7.64%	7.60%
Return on Average Total Assets	(6) / (3)	2.20%	2.27%	2.01%	2.34%	2.52%
Return on Average Stockholders’ Equity	(6) / (4)	20.22%	19.71%	19.59%	23.68%	26.13%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) / (8)	57.58%	56.28%	50.89%	47.79%	52.60%

Capital Ratios:
Period-end Stockholders’ Equity as a Percentage of Period-end Total Assets	(9) / (7)	10.52%	11.67%	11.37%	9.90%	9.97%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) / (15)	12.46%	14.67%	13.23%	11.24%	12.67%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) / (10)	1.52%	1.91%	2.44%	2.35%	1.77%
“C”, “D” and “E” Loans as a Percentage of Total Loans	(13) / (10)	3.82%	4.32%	5.11%	4.40%	3.10%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) / (11)	306.94%	274.36%	241.08%	224.53%	223.67%
Allowance for Loan and Accrued Interest Losses as a Percentage of “C”, “D” and “E” Loans	(12) / (13)	121.69%	121.45%	115.25%	120.21%	127.38%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) / (10)	4.65%	5.24%	5.89%	5.29%	3.95%